DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), March 31, 1999 AND DECEMBER 31, 1998

                               March 31,          December 31,
                                 1999                1998
ASSETS

CASH AND CASH EQUIVALENTS      $ 662,800         $  546,110
PROPERTY,NET                   3,427,584          3,513,086
OTHER ASSETS                      54,810             54,810

TOTAL                         $4,145,194         $4,114,006

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                     $375,282           $364,781

PARTNERS' EQUITY (DEFICIT):
General Partners                 (55,587)           (55,794)
Limited Partners               3,825,499          3,805,019

     Total partners' equity    3,769,912          3,749,225

TOTAL                         $4,145,194         $4,114,006

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 1999 AND 1998

                                March 31,         March 31,
                                  1999               1998
REVENUES:
Rental Income                   $698,590           $654,103
Interest                           2,378              2,986
     Total revenue               700,968            657,089

EXPENSES:
Operating                        334,156            309,679
General and administrative        76,205             75,492
     Total expenses              410,361            385,171

NET INCOME                      $290,607           $271,918

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $287,701           $269,199
    General partners               2,906              2,719

TOTAL                           $290,607           $271,918

NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $12.11             $11.33

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 1999 AND 1998

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


BALANCE, JANUARY 1, 1998        ($52,270)     $4,153,818   $4,101,548

NET INCOME                         2,719         269,199      271,918
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)

BALANCE, MARCH 31, 1998         ($52,250)     $4,155,796   $4,103,546

BALANCE, JANUARY 1, 1999        ($55,794)     $3,805,019   $3,749,225

NET INCOME                         2,906         287,701      290,607
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)

BALANCE, MARCH 31, 1999         ($55,587)     $3,825,499   $3,769,912


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                      March 31,          March 31,
                                        1999               1998

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 290,607        $ 271,918
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        104,805          104,806
  Changes in assets and liabilities:
     Increase in other assets                  0           (9,291)
     Increase(decrease) in liabilities    10,501          (27,635)
Net cash provided by operating
  activities                             405,913          339,798

CASH FLOWS FROM INVESTING ACTIVITIES-
     Additions to property               (19,303)

CASH FLOWS FROM FINANCING ACTIVITIES-
     Distributions to partners          (269,920)        (269,920)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        116,690           69,878

CASH AND CASH EQUIVALENTS:
At beginning of period                   546,110          529,808
At end of period                       $ 662,800        $ 599,686

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1999, and for the periods ended March 31, 1999 and 1998, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at March 31, 1999, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,429,963
        Furniture and Equipment               35,185
        Total                             10,224,148
        Less: Accumulated Depreciation   ( 6,796,564)
        Property - Net                   $ 3,427,584


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.